EXHIBIT 10.1
Mindspeed Technologies, Inc.
Directors Stock Plan
as amended and restated
As of November 20, 2009

1. PURPOSE OF THE PLAN.
The purpose of the Directors Stock Plan (as amended and restated, the Plan) is to link the compensation of non-employee directors of Mindspeed Technologies, Inc. (Mindspeed) directly with the interests of the Mindspeed shareholders.
2. PARTICIPANTS.
Participants in the Plan shall consist of directors of Mindspeed who are not employees of Mindspeed or any of its subsidiaries (Non-Employee Director). The term “subsidiary” as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, shall at the time be owned directly or indirectly by Mindspeed.
3. SHARES RESERVED UNDER THE PLAN.
Subject to the provisions of Section 11 of the Plan, there shall be reserved for delivery under the Plan, from the date of inception of the Plan, an aggregate of 288,000 shares of common stock, par value $.01 per share, of Mindspeed (Shares). Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof. Shares delivered under the Plan which are forfeited or otherwise terminated shall be available for subsequent grant under the Plan.

4. ADMINISTRATION OF THE PLAN.
The Plan shall be administered by the Compensation and Management Development Committee (the Committee) of the Board, subject to the right of the Board, in its sole discretion, to exercise or authorize another “independent committee” to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other independent committee authorized by the Board) shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. For purposes of the Plan, “independent committee” shall mean a committee of the Board consisting only of directors who are: (i) an “independent director” under applicable NASDAQ rules, (ii) a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986.
5. EFFECTIVE DATE OF THE PLAN.
The Plan has been approved by the Board and shall be submitted to Conexant Systems, Inc. (Conexant), the sole shareholder of Mindspeed, for approval and, if approved, shall become effective on the date on which Conexant completes the pro rata distribution of all outstanding Shares to Conexant’s shareowners (the Distribution).

6. STOCK OPTIONS.
Each Non-Employee Director in office at the time of the Distribution shall be granted, on the first trading day following the Distribution or on such later date within 60 days thereafter as the Board may designate, an option to purchase 8,000 Shares. Each other Non-Employee Director shall be granted an option to purchase 8,000 Shares at the meeting of the Board at which, or following the Annual Meeting of Shareholders at which, the Non-Employee Director is first elected a director of Mindspeed. Following the Annual Meeting of Shareholders held in the year 2004 and each Annual Meeting of Shareholders thereafter, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted an option to purchase 4,000 Shares, provided that the Board may, by action taken on or before the day following the date of any such Annual Meeting, defer the option grants in respect of such Annual Meeting for up to 60 days following such Annual Meeting to a date coinciding with the date of grant of options or other incentive compensation by Mindspeed to some or all of the officers of Mindspeed.
The exercise price per share for each option granted under the Plan shall be the closing price per share (the Fair Market Value) of Shares on the date of grant as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading (or on the next preceding day such stock was traded if it was not traded on the date of grant). The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in four approximately equal installments on each of the first, second, third and fourth anniversaries of the date the option is granted. No option shall be exercisable prior to one year nor after ten years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee’s death for a period of three years (or until the expiration date specified in the option if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after attaining age 55 and completing at least five years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided, however, that each such option shall expire at the earlier of five years from the date of the optionee’s retirement or the expiration date specified in the option.

Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee’s spouse or natural, adopted or step- children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or a member of the grantee’s family. If an optionee ceases to be a director while holding unexercised options, such options are then void, except in the case of (i) death, (ii) disability, (iii) retirement after attaining age 55 and completing at least five years service as a director, or (iv) resignation from the Board for reasons of the antitrust laws, compliance with Mindspeed’s conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Mindspeed.
7. RESTRICTED STOCK UNITS.
Following the Annual Meeting of Shareholders held in the year 2008 and each Annual Meeting of Shareholders thereafter, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted restricted stock units (Restricted Stock Units) in an amount equal to the lesser of (a) 3,000 Restricted Stock Units or (b) the number of Restricted Stock Units (rounded to the nearest whole unit) equaling $45,000 divided by the closing price of Shares on the date of grant as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading (or on the next preceding day such stock was traded if it was not traded on the date of grant). For the purpose of the calculation in the previous sentence, one Restricted Stock Unit shall equal one Share.
The recipient shall not have the rights of a shareholder until such time as the Shares underlying the Restricted Stock Units are settled by the issuance of such Shares to the Non-Employee Director. Upon receipt of the Shares underlying the Restricted Stock Units, the recipient shall have the right to vote the Shares. One Share shall be issuable for each Restricted Stock Unit awarded.

Restricted Stock Units issued under this Section 7 shall not be settled, and such Shares shall not be issued, until ten days after (i) the recipient retires from the Board after attaining age 55 and completing at least five years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Mindspeed’s conflict of interest policies, death, disability or other circumstances, and the Board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of Mindspeed.
The settlement of the Restricted Stock Units as described above shall be delayed in the event Mindspeed reasonably determines that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units is delayed by the provisions of this paragraph, the settlement of the Restricted Stock Units shall occur at the earliest date at which Mindspeed reasonably determines that issuing the Shares will not cause a violation of federal securities laws or other applicable law. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code of 1986, as amended (the Code), is not considered a violation of applicable law.
8. SHARES OR RESTRICTED STOCK UNITS IN LIEU OF CASH COMPENSATION.
Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year as to which an election is to be applicable, to receive all or any portion of the cash retainer to be paid for board, committee or other service in the following calendar year through the issuance or transfer of Shares, valued at the closing price as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading, on the date when each payment of such retainer amount would otherwise be made in cash (or on the next preceding day such stock was traded if it was not traded on that date). Each Non-Employee Director making such an election may also elect at the same time to receive the value of those Shares in the form of Restricted Stock Units. The recipient shall not have the rights of a shareholder until such time as the Shares underlying the Restricted Stock Units are settled by the issuance of such Shares to the Non-Employee Director. Upon receipt of the Shares underlying the Restricted Stock Units, the recipient shall have the right to vote the Shares. One Share shall be issuable for each Restricted Stock Unit awarded.

Restricted Stock Units issued under this Section 8 shall not be settled, and such Shares shall not be issued, until ten days after (i) the recipient retires from the Board after attaining age 55 and completing at least five years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Mindspeed’s conflict of interest policies, death, disability or other circumstances, and the Board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of Mindspeed.
The settlement of the Restricted Stock Units as described above shall be delayed in the event Mindspeed reasonably determines that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units is delayed by the provisions of this paragraph, the settlement of the Restricted Stock Units shall occur at the earliest date at which Mindspeed reasonably determines that issuing the Shares will not cause a violation of federal securities laws or other applicable law. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.
9. RESTRICTED STOCK.
The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with a grant of Restricted Stock, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant.

10. ADDITIONAL COMPENSATION.
The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with additional compensation under the Plan. Such additional compensation may be in the form of a grant of Shares, Restricted Stock, Restricted Stock Units, options to purchase Shares or a combination thereof, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant.
11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.
If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.
12. GOVERNMENT AND OTHER REGULATIONS.
The obligations of Mindspeed to deliver Shares upon exercise of options granted under Section 6 of the Plan, upon vesting and settlement of Restricted Stock Units pursuant to Section 7 or an election made under Section 8 or the delivery of Shares pursuant to an election made under Section 8 of the Plan or grants made under Section 9 or Section 10 of the Plan, shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed and approved for quotation and trading on the Nasdaq Stock Market, or such other national securities exchange or automated inter-dealer quotation system as shall be approved by the Board.
13. AMENDMENT AND TERMINATION OF THE PLAN.
The Plan may be amended by the Board in any respect, provided that, without shareholder approval, no amendment shall (i) materially increase the maximum number of Shares available for delivery under the Plan (other than adjustments pursuant to Section 11 hereof), (ii) materially increase the benefits accruing to participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan. The Plan may also be terminated at any time by the Board.

The Plan was amended and restated effective July 1, 2008 to adjust (in accordance with Section 11 of the Plan) the number of Shares available for issuance under the Plan, as well as the number of Shares subject to automatic stock option and Restricted Stock Unit grants after giving effect to a 1-for-5 reverse stock split of the Company’s common stock, which became effective at 11:59 p.m. EDT on June 30, 2008. Such amendment and restatement was not subject to the approval of the Company’s shareholders.
14. MISCELLANEOUS.
(a)
If a Change of Control as defined in Article III, Section 14(I)(1) of Mindspeed’s Bylaws shall occur, all options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not then exercisable, all Restricted Stock Units shall become fully vested and settled by the issuance of Shares, and the restrictions on all Shares granted as Restricted Stock under the Plan shall forthwith lapse; provided, however, that each such option shall expire at the earlier of five years from the date of the Change of Control or the expiration date specified in the option; provided, also, that if the event constituting a Change of Control is not also a “change in the ownership or effective control” of Mindspeed, or a “change in the ownership of a substantial portion of the assets” of Mindspeed, as those terms are defined under Code Section 409A, then Restricted Stock Units shall be settled upon the Non-Employee Director’s “separation from service” within the meaning under Code Section 409A coincident with or subsequent to such Change of Control.

(b)	Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Mindspeed.

(c)	To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.